Exhibit 10.7
SECOND AMENDMENT OF LEASE
THIS SECOND AMENDMENT OF LEASE (this “Amendment”) is made to be effective the 1st day of January, 2004, by and between CSM INVESTORS, INC., a Minnesota corporation (“Landlord”), and SYNOVIS LIFE TECHNOLOGIES, INC. f/k/a Bio-Vascular, Inc., a Minnesota corporation (“Tenant”).
RECITALS
     A. Landlord and Tenant are parties to that certain Lease dated February 28, 1995, as amended by that certain First Amendment of Lease (the “First Amendment”) dated September 23, 2002 (together, the “Lease”), pursuant to which Tenant leased from Landlord that certain premises (the “Premises”) within Westgate Business Center Phase IV (the “Building”) located at 2575 University Avenue West, Suite 180, St. Paul, Minnesota, as more particularly described in the Lease.
     B. The parties wish to amend certain terms and conditions of the Lease as more particularly set forth herein.
NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
AGREEMENT
1. Section 1.2 Premises.
     (a) Commencing January 1, 2004, the Premises shall be expanded to include the Second Expansion Area (as such term is defined in the First Amendment). The square footage of the Second Expansion Area as recited in the First Amendment omitted that certain 149 square feet of space depicted on the attached Exhibit A. Consequently, the total rentable square footage of the Second Expansion Area is 28,975, making the total rentable square footage of the Premises (including the Second Expansion Area) 69,867. Base Rent payable by Tenant in respect of the Second Expansion Area shall be $10.978 per rentable square foot, or $26,507.30 per month. Landlord agrees to let Tenant have early occupancy of the Second Expansion Area on December 24, 2003, which occupancy shall be subject to the terms and conditions of the Lease.
     (b) Commencing January 15, 2004, the Premises shall be expanded to include that certain 2,709 square foot space depicted on the attached Exhibit B as the “Third Expansion Area,” thereby increasing the total square footage of the Premises to 72,576. Except as otherwise provided herein, Tenant shall not be obligated to pay a pro rata share of operating expenses or Base Rent in respect of the Third Expansion Area. On or before February 29, 2004, Tenant shall vacate and surrender to Landlord the Third Expansion Area broom clean and in as good as condition that existed on January 15, 2004, ordinary wear and tear excepted, and with all of Tenant’s belongings removed. In the event that Tenant does not vacate the Third Expansion

Area on or before February 29, 2004, Landlord shall have the option to treat Tenant’s occupancy for the holdover period as either an at-will occupancy or a month-to-month occupancy and all of the terms and provisions of the Lease shall be applicable during that period, except that Tenant shall pay Landlord as Base Rent for the Third Expansion Area for the holdover period an amount equal to one and one-half (1.5) times the rate of Base Rent in effect for the Second Expansion Area on February 29, 2004, together with all additional rent and other sums and charges as provided in the Lease. In addition, Tenants pro rata share of operating expenses shall be increased by adding the square footage of the Third Expansion Area to the numerator of the pro rata share equation set forth in Section 2.2 of the Lease. Upon Tenant’s vacation of the Third Expansion Area in accordance with the terms of this subparagraph 1(b), the total rentable square footage of the Premises shall be reduced by 2,709.
     (c) Tenant shall vacate the First Expansion Area (as such term is defined in the First Amendment) on or before February 29, 2004 in accordance with the terms hereof. Except as otherwise provided herein, Tenant shall not be obligated to pay a pro rata share of operating expenses or Base Rent in respect of the First Expansion Area. On or before February 29, 2004, Tenant shall vacate and surrender to Landlord the First Expansion Area broom clean and in as good as condition that existed on October 15, 2002, ordinary wear and tear excepted, and with all of Tenant’s belongings removed. In the event that Tenant does not vacate the First Expansion Area on or before February 29, 2004, Landlord shall have the option to treat Tenant’s occupancy for the holdover period as either an at-will occupancy or a month-to-month occupancy and all of the terms and provisions of the Lease shall be applicable during that period, except that Tenant shall pay Landlord as Base Rent for the First Expansion Area for the holdover period an amount equal to one and one-half (1.5) times the rate of Base Rent in effect for the Second Expansion Area on February 29, 2004, together with all additional rent and other sums and charges as provided in the Lease. In addition, Tenant’s pro rata share of operating expenses shall be increased by adding the square footage of the First Expansion Area to the numerator of the pro rata share equation set forth in Section 2.2 of the lease. Upon Tenant’s vacation of the First Expansion Area in accordance with the terms of this subparagraph 1(c), the total rentable square footage of the Premises shall be reduced by 4,865.
2. Section 1.9 Pro-Rata Share. Effective January 1, 2004, Tenant’s pro rata share of operating expenses shall be Sixty Four and 36/100 percent (64.36%).
3. Section 2.2 Operating Expenses. Tenant’s pro rata share set forth in Section 1.9 of the lease (as amended hereby) shall be equal to a percentage based upon a fraction, the numerator of which is the net rentable area of the Premises (less the mezzanine level of the Second Expansion Area), and the denominator of which shall be the net rentable area of the Building, as the same may change from time to time.
4. Section 14.13 Parking. Commencing January 1, 2004, and continuing until the date the Lease expires or is earlier terminated, Tenant shall have the right to use an additional twenty-eight (28) parking spaces in the underground parking garage for a monthly fee of One Thousand One Hundred Twenty and no/100 dollars ($1,120.00). The monthly parking fee shall be deemed to be additional rent under the Lease and shall be due and payable as and when each monthly installment of Base Rent is due and payable thereunder.

5. Section 1.10 Addresses. Effective immediately, Landlord’s address for legal notices shall be:
CSM Corporation
500 Washington Avenue South
Suite 3000
Minneapolis, MN 55415
Attn: VP Property Management
     With copies to:
CSM Corporation
500 Washington Avenue South
Suite 3000
Minneapolis, MN 55415
Attn: General Counsel
6. Co-Tenant Use of Premises. Landlord has informed Tenant that other tenants of the Building will have the right to use the underground parking garage and will need access over, across and through the area in the Second Expansion Area depicted on Exhibit A attached hereto, including, without limitation, the stairwell and exterior door. Tenant consents to such use of the Premises by co-tenants of the Building and acknowledges and agrees that such use shall not be deemed to be a breach of Landlord’s covenant of quiet enjoyment or a partial or full constructive eviction by Landlord.
7. Miscellaneous. Except as otherwise provided herein, all capitalized terms used herein shall have the meaning ascribed to them in the Lease. Except as specifically modified herein, all of the covenants, conditions, and obligations under the Lease shall remain unchanged and in full force and effect. In the event of a conflict between the terms of the Lease and this Amendment, the terms of this Amendment shall prevail. This Amendment shall be binding upon the parties hereto and their respective successors and assigns. This Amendment may be executed in one or more counterparts each of which when so executed and delivered shall constitute an original, but together such counterparts shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

LANDLORD:	TENANT:

CSM INVESTORS, INC.	SYNOVIS LIFE TECHNOLOGIES, INC.

By:	By:

Print Name:	Print Name:

Title:	Title:

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